Exhibit 99.1

Gevo Provides Business Update

ENGLEWOOD, Colo., January 24, 2024 -- Gevo, Inc. (NASDAQ: GEVO), a leading carbon abatement company that commercializes drop-in fuels and chemicals for difficult to decarbonize sectors, today provided a business update. Gevo also expects to publish an updated corporate investor presentation to its website.

RNG: Non-GAAP cash EBITDA of $7-16 million is expected in 2024, depending upon the timing of the approval of the permanent CARB Carbon Intensity pathway. This is expected to further increase if California Low Carbon Fuel Standard (LCFS) prices increase and the Biogas Production Tax Credit (PTC) is implemented. The Biogas PTC is a 2025-2027 credit defined in the US Inflation Reduction Act (IRA), subject to final rules issued by US Treasury. There can be no guarantee that LCFS prices will increase or US Treasury rules, if issued, will result in the amounts expected.

See “Non-GAAP Financial Information” below.

Net-Zero 1 Development: Net-Zero 1 is in the diligence phase of the US Department of Energy (DOE) Loan Guarantee Program to secure construction funding. The engineering for the project is substantially complete and is in the value engineering phase in preparation for finalizing the fully installed contracted price. We are also ordering long-lead equipment. The engineering, procurement and construction (“EPC”) contract with McDermott has been substantially negotiated except for the contracted construction price. Net-Zero 1 is a purpose-built plant targeting zero or negative Carbon Intensity by taking advantage of a number of climate-smart practices, behind the meter wind and hydrogen, and a sophisticated plant design. While we welcome the recent guidance on indicating GREET for the SAF section of the IRA, we are evaluating how the GREET model will be adapted for use in the IRA and the economic impact to the project. We expect the DOE loan guarantee program process to be the rate limiting step to financial close. We have also identified attractive sites for additional Net-Zero plants.

Verity: Verity, an end-to-end carbon accounting solution SaaS (Software as a Service) business built on proprietary distributed ledger technology, expects to announce its first revenue in 2024 and to pursue scalable customer growth in 2025. Verity is a capital light, fixed fee and profit sharing business. Based on a market and business analysis by a well known global consulting firm, the initial target market for Verity is estimated to be $1.5-3 billion in the United States.

ETO: Our Ethanol-to-Olefins (“ETO”) technology pilot plant has started production and is operating as expected.

2024 Expected Uses of Cash

Discretionary Project Development and Growth Uses of Cash: We believe we have significant flexibility over the timing and amount of our discretionary growth spending related to our projects. The majority of Gevo’s expected uses of cash in 2024 from discretionary growth spending is related to the development of growth projects, primarily driven by Net-Zero 1.

Net-Zero 1 Project Development: Uses of cash are projected to be $125-175 million in 2024.

•	This spend includes long-lead equipment, related wind and onsite hydrogen projects and value engineering to advance a financeable EPC contract.

•	We expect this spend, plus the previous spend of approximately $111 million as of end of 2023 and other associated costs, to be fully recoverable at financial close from project-level debt and equity sources of capital, as is customary in project financings.

•	We anticipate reinvesting all or a portion of the development recoveries into the project alongside third-party, project level equity at financial close at rates of return commensurate with our developer role.

•	After financial close of the project, we expect that project construction through startup and commissioning would be fully funded with no additional cash commitments from Gevo.

•	The engineering would result in a modularized, reusable and purpose built alcohol-to-jet plant design. We believe such design will be highly beneficial to the buildout of future alcohol-to-jet projects and the use of ethanol to make SAF.

•	Multiple patents have been filed on this plant design.

NZ and Other Projects Development: Expected uses of cash of $20-60 million in 2024. This includes some non-recurring project development costs related to Net-Zero 1 and other Net-Zero alcohol-to-jet, the Luverne facility and other projects.

In 2023, Gevo engaged an independent third party audit firm to perform a cost allocation analysis. The purpose of this analysis was twofold: (1) to document to third parties our project development costs for recovery purposes (e.g., recovery at Net Zero 1 financial close); (2) to more accurately reflect the discretionary, non-recurring and growth project development related nature of such costs. The independent auditor based its analysis on the Treas. Reg. §1.482 transfer pricing guidelines, which set forth the arm’s length principle, whereby related parties shall operate in such manner as would true commercial parties. As a result of this analysis, the audit firm identified a substantial amount of costs historically classified as GAAP G&A that may be classified as project development.

Research & Development: Expected uses of cash of $10-12 million in 2024, which includes feasibility and scaleup of our ETO technology as well as improvements on our isobutanol fermentation and other R&D.

Non-Discretionary, Non-Growth Project Related Uses of Cash

General & Administrative (“G&A”): Expected G&A uses of cash of $5-9 million. This 2024 expected use of cash excludes a portion of spend historically categorized as G&A, which is instead included above under the heading “Additional NZ and Other Growth Projects Development”. This categorization reflects Gevo’s view of the run-rate required G&A to operate the business, exclusive of projects that are expected to be growth-related, non-recurring and (for Net-Zero 1) reimbursable upon project-level financing.

Luverne Facility: Expected facility idling use of cash of $2-4 million, driven by the Luverne, Minnesota demonstration facility that is currently in care and maintenance status. We are developing plans to restart Luverne to serve certain specialty markets. We believe we have included appropriate capital in case of such restart under the heading “NZ and Other Projects Development”.

2024 Guidance Summary
($ in millions)

RNG non-GAAP cash EBITDA
3Q 2023, reported	$1.7
Annualized 3Q 2023	$6.8
Annualized expected sensitivities:
With Permanent CARB CI Pathway	$12 - 16
With LCFS Prices at $200/MT	$30 - 38
With Biogas PTC (2025-2027)	$50 - 60

Verity
First revenue year	2024
Scalable growth year	2025

2024 Expected Uses of Cash
Dec. 31, 2023 cash, equivalents and restricted cash	$376

Discretionary Growth / Project Development
Net-Zero 1 Project Development until Financial Close	$125 - 175
Additional NZ Project Developments	$20 - 60
Research & Development	$10 - 12

Non-Discretionary, Run-Rate Spend
General & Administrative run-rate, non-discretionary	$5 - 9
Luverne Facility	$2 - 4

Remaining cash, equivalents and restricted cash before RNG, Verity, investment income, interest and other	$116 - 214

See “Non-GAAP Financial Information” below.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP)—non-GAAP cash EBITDA (earnings before interest, taxes, depreciation and amortization)—because this non-GAAP financial measure excludes the impact of items that management believes affect comparability or underlying business trends.

Non-GAAP cash EBITDA is calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations.

This measure supplements the company’s financial results prepared in accordance with GAAP. Gevo management uses this measure to better analyze its financial results and to help make managerial decisions. In management’s opinion, this non-GAAP measure is useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Gevo and its future outlook. This measure should not be deemed to be an alternative to GAAP requirements. The non-GAAP measure presented here is also unlikely to be comparable with non-GAAP disclosures released by other companies. See the table below for a reconciliation of GAAP to our non-GAAP measure.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2023	December 31, 2022
Non-GAAP Cash EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(230)	$(3,481)	$(3,711)	$(4,088)
Depreciation and amortization	1,914	3,185	5,099	313
Stock-based compensation	18	42	59	7
Non-GAAP cash EBITDA (loss) (Gevo NW Iowa RNG)	$1,702	$(254)	$1,447	$(3,768)

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full life cycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their life cycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low-carbon products such as gasoline components, jet fuel and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that the Argonne National Laboratory GREET model is the best available standard of scientific-based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to expected results of the Company’s RNG and other business lines, Verity revenue, guidance from the Treasury Department, pricing of LCFS credits, timing or value of the expected CARB CI pathway, expected uses of cash and the Company’s growth projects. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2022 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

IR Contact
Eric Frey, Vice President of Finance & Strategy
IR@gevo.com